Exhibit 99.IX

                   Interim Financial ReportJanuary–June 2021

 Table of Contents  2  3  Highlights  3  Key figures and ratios  4  President and CEO's comments  5  Operating and financial review  5  Total comprehensive income  8  Financial position  11 Financial statements  11  Statement of comprehensive income  12  Statement of financial position  14  Statement of changes in equity  15  Cash flow statement  17 Notes to the interim financial statements  17  Note 1 - Segment information  19  Note 2 - Net interest income  19  Note 3 - Net profit on financial operations  20  Note 4 - Expected credit loss  20  Note 5 - Net loan losses  21  Note 6 - Lending outstanding  21  Note 7 - Debts evidenced by certificates  22  Note 8 - Classification of financial instruments  24  Note 9 - Fair value of financial assets and liabilities  27  Note 10 - Basis of preparation  27  Note 11 - Post balance sheet events  27 Ratio definitions29 Report on Review of Interim Financial Report

NIB

Highlights

During the first half of 2021, a total of EUR 663.9 million in new loans were agreed and EUR 1,266.4 million was disbursed compared to EUR 3,449.4 million and EUR 2,836.3 million respectively in the corresponding period in 2020. This decrease in new loans was expected following last year's record highs due to the Bank's response to Covid-19.

The Bank is in a strong financial position with solid capital and liquidity ratios. The net profit for the six-month period amounted to EUR 82.5 million compared to EUR 15.5 million in 2020. This increase in profit is mainly due to lower unrealised losses on financial instruments and reduced loan loss provisioning.

At its annual meeting on 26 March 2021, the Board of Governors of NIB approved the Bank's annual report and audited financial statements. The Board also approved the proposal that no dividend would be paid to the Bank's owner countries for 2020. Assuming that the Covid-19 situation improves and the Bank's capital situation permits a higher than normal dividend to member countries for 2021 will be considered. The Board also expressed its view that NIB would be instrumental for green recovery and digital transformation in the years to come.

In March, the Bank joined the European Bank for Reconstruction and Development (EBRD) and the central banks of Estonia (Eesti Pank), Latvia (Latvijas Banka) and Lithuania (Lietuvos Bankas) in a joint effort to develop a regional market for commercial papers. In the same month, the Bank invested in Lithuania's leading food retailer's Maxima Grupė inaugural commercial paper issuance.

On 1 April, André Küüsvek assumed office as NIB President and CEO, succeeding Henrik Normann who has retired from the Bank. Before starting in this role, André worked for over 25 years in various positions at the EBRD. Prior to that, he worked in leading private banks in Estonia and Germany.

In May, NIB issued a USD 700 million five-year benchmark bond linked to the SOFR (Secured Overnight Financing Rate) index. This issue was the Bank's inaugural Alternative Risk Free Rate transaction.

In June, NIB joined the Coalition of Finance Ministers for Climate Action as an institutional partner. The Coalition was launched in Washington DC in April 2019 on Finland's initiative. The objective is to bring considerations of climate change into decision-making about economic and financial policies.

Key figures and ratios

In millions of euro unless otherwise specified	Jan-Jun 2021*	Jan-Jun 2020*	Jan-Dec 2020
Net interest income	102	99	206
Profit before net loan losses	68	53	221
Net profit	82	15	165
Lending disbursed	1,266	2,836	4,853
Lending agreed	664	3,449	5,666
Mandate fulfilment **	98%	99%	98%
Lending outstanding	22,260	20,478	21,555
Total assets	38,319	35,803	35,422
New debt issues	4,855	5,047	7,540
Debts evidenced by certificates	32,084	29,617	29,072
Total equity	3,936	3,689	3,861
Equity/total assets ***	10.3 %	10.3 %	10.9 %
Profit/average equity ***	4.2%	0.8 %	4.4 %
Cost/income ***	28.1 %	33.0 %	19.1 %
Number of employees at period end	224	228	222

* Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statements

** See page 9 for mandate fulfilment explanation

*** See page 27 for ratio definitions

3 | Interim Financial Report

 Prior to joining NIB, my impression of the Bank was that of a professional institution with a strong financial position anchored to a clear mandate. I am pleased to report that my expectations have been met and my first impressions have been very positive indeed.My arrival at NIB coincided with the Bank’s 45th anniversary. At the outset, the Nordic countries established NIB to overcome investment barriers as well as to promote economic growth and cooperation in major investment projects. Today, NIB’s mission is to finance projects that improve the productivity and benefit the environment of the Nordic and Baltic countries. This mission, together with the Bank’s sound banking principles, has served the Bank well and should also guide its future.NIB has been a pioneer in promoting green and energy efficient investments, and we need to continue this crucial work. We see that life on earth is threatened by climate change and the loss of biodiversity creating considerable risks to our environment, the economy and society. We need to transform our ways of living, consuming, and producing to ensure that future generations can survive.For NIB, this means providing sustainable financing to the green transition, energy-efficient green buildings, clean transportation, renewable energy production, productivity improvements, pollution prevention, and protecting marine environments.We should also realise that the economic impact of Covid-19 has been alleviated by the unprecedented amount of monetary and fiscal stimulus increasing the global debt burden. The real economic effect of the virus is yet to be seen and this and future years may be even more challenging than 2020.NIB is well positioned to support member countries with these challenges due to its strong financial  4  President & CEO's comments January–June 2021  position and the statutory changes made in 2020. The net profit for the six-month period amounted to EUR 82 million compared to EUR 15 million in 2020. The macro economic scenarios used to calculate loan loss provisioning are more positive than in 2020 and therefore loan loss provisioning has decreased. However, management has maintained the additional risk buffers made in 2020 due to uncertainty of how the economy will react when the various COVID-19 related monetary and fiscal stimulus are removed.As expected, disbursements of EUR 1,266 million in the first half of the year were lower than the historically high level in 2020 due to the Bank’s response to COVID-19 last year. During the six- month period ending 30 June 2021, a total of EUR 644 million in new loans were agreed.During the first six months of 2020, the Bank raised EUR 4,855 million in new funding. Amongst other transactions, NIB issued its first benchmark bond linked to the SOFR (Secured Overnight Financing Rate) index.Finally, I would like to take this opportunity to thank everyone at NIB and the Board members for making me feel very welcome and I look forward to our future cooperation together, for NIB to remain relevant to its members and to provide the best possible service to our clients.  André Küüsvek, President & CEO

 Total comprehensive incomeJanuary–June 2021 compared to January–June 2020  NET PROFITThe net profit for the period January–June 2021 amounted to EUR 82.5 million, compared to EUR 15.5 million in the same period last year. Total operating income increased from EUR 78.9 million toEUR 94.1 million mainly due to lower unrealised valuation losses. Last year, the financial markets experienced significant Covid-19 related market movements, whereas in 2021 the markets have been more stable. Total operating expenses increased by EUR 0.4 million to EUR 26.4 million. Net loan losses for the period is a positive amount of EUR 14.8 million compared to a loss of EUR 37.3 million in 2020 when the Bank increased its provisions in response to uncertainties arising from the Covid-19 crisis.  NET INTEREST INCOMENet interest income for the period increased by 2.6 million to EUR 101.9 million, (January–June 2020: EUR 99.2). Net interest income on lending activities increased by EUR 4.5 million from EUR 76.5 million to EUR 80.9 million due to higher loan volumes. The net interest income on treasury activities of EUR 20.9 million was EUR 1.8 million lower than in 2020 due to the lower yield environment.  NET FEE AND COMMISSION INCOMENet fee and commission income for the period January–June 2021 was EUR 2.2 million lower than in 2020 due to the lower volume of loans agreed and disbursed.  Operating and financial review                                          120   100806040200  NET INTEREST INCOMEEUR m    Lending    Treasury  H1’19  H2’19  H1’20  H1’20  H1’21                                  NET PROFIT FOR THE PERIODEUR m  160140120100806040200  H1’19  H2’19  H1’20  H2’20  H1’21                                    NET COMMISSION INCOME AND FEESEUR m  5  5.0  4.0  3.0  2.0  1.0  0  H1’19  H2’19  H1’20  H2’20  H1’21

NET LOSS/PROFIT ON FINANCIAL OPERATIONS

The loss on financial operations amounted to EUR 10.4 million compared to a loss of EUR 24.9 million in the same period last year. This result includes realised net gains of EUR 3.5 million and unrealised net losses of EUR 13.9 million compared to realised net profits of EUR 0.6 million and unrealised net losses of EUR 25.6 million in 2020. During 2020, the financial markets experienced significant market movements because of the Covid-19 outbreak. During the first quarter of 2020, these market movements resulted in significant unrealised losses on financial instruments that NIB holds to hedge its interest rate risks and in its liquidity portfolio. During the rest of 2020, the markets recovered and the Bank recorded unrealised gains resulting in an overall profit for the full year 2020. The markets have been relatively stable during 2021.

The unrealised valuation gains and losses on interest rate hedges mainly arise from the change of the interest rate spreads that are embedded in the Bank's funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to the short-term money market floating rates referred to as the IBORS (e.g., LIBOR, EURIBOR, STIBOR, NIBOR etc.). In keeping with what NIB believes is industry best practice, the valuation of these swaps is based on a risk-free discounting rate called OIS (Overnight Interest rate Swap). The changes in spread between the risk-free rates (the OIS rates) and the relevant IBORs applicable to each such swap creates unrealised valuation gains and losses. It should be noted that as the Bank intends to hold these transactions to maturity, so that they are not sold for a price based on their exit market value, these valuation gains and losses will not be realised as the transactions will settle at par.

The unrealised valuation gains and losses on assets in the Bank's liquidity portfolio arise from changes in credit spreads. The Bank maintains a large liquidity portfolio, which it invests in high quality bonds. When credit spreads widen, this results in negative valuations on the bonds. In periods of financial turbulence credit spreads tend to rise, which also affects NIB's high quality bonds. As the Bank intends to hold the bonds to maturity, so that they are not sold based on the current exit market value, the valuation gains and losses will reverse, as the bonds will settle at par.

TOTAL OPERATING EXPENSES

Total operating expenses amounted to EUR 26.4 million, an increase of EUR 0.4 million compared the corresponding period in 2020. This increase is due to higher depreciation and administrative expenses of EUR 2.0 million offset by lower personnel expenses of EUR 1.7 million. The Bank continues to focus on cost control and the cost/income ratio remains strong.

NET LOAN LOSSES

Following the outbreak of Covid-19 in 2020, the global operating environment rapidly deteriorated and as a result, the Bank adjusted the macro-economic scenarios used to calculate the expected credit loss ("ECL") provision. In 2020, there was an increase in the ECL provision from EUR 122.3 million at 31 December 2019 to EUR 172.6 million at 31 December 2020. During 2021, the macro-economic scenarios have improved, resulting in a decrease of the ECL provision to EUR 159.9 million at 30 June 2021.

NET PROFIT ON FINANCIAL OPERATIONS
EUR m


100
80
60
40
20
0
-20
-40
H1'19
H2'19
H1'20
H2'20
H1'21
Realised
Unrealised

TOTAL OPERATING EXPENSES
EUR m


0
-5
-10
-15
-20
-25
-30
H1'19
H2'19
H1'20
H2'20
H1'21

NET LOAN LOSSES
EUR m


20
10
0
-10
-20
-20
-40
H1'19
H2'19
H1'20
H2'20
H1'21

6 | Interim Financial Report

 There have been no significant observed changes in the credit quality of the overall loan portfolio and there were no new non-performing loans during the period and no realised losses. The gain recognised in the income statement for net loan losses of EUR 14.8 million relates to recoveries on non-performing loans of EUR 0.2 million and EUR 14.6 million related to the change in ECL on performing loans.OTHER COMPREHENSIVE INCOMEThe Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in “Other comprehensive income” (OCI) which amounted to a loss of EUR 8.4 million for the period (January–June 2020: loss EUR 20.6 million). This recorded loss is due to the widening of the Cross Currency Basis spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies.For financial liabilities recorded at fair value through profit or loss, valuation changes due to changes in own credit spreads need to be recorded in OCI. For the six-month period ending 30 June 2021, the Bank recorded a positive impact from these changes of EUR 1.5 million.The resulting total comprehensive profit for the period amounted to EUR 75.7 million, compared to a loss of EUR 1.6 million in 2020.  7

 LENDING OUTSTANDINGThe lending outstanding amounted to EUR 22,259.6 million. This comprises EUR 22,009.2 million of loans outstanding and investments of EUR 250.4 million in labelled bonds and CPs. The total disbursements and investments during the period amounted to EUR 1,266.4 million, which is EUR 1,569.9 million lower than for the same period in 2020. This decrease is expected following last year's record disbursements. More information regarding loans agreed can be found on our website at Agreed Loans.  Total lending outstanding, excluding exchange rate and valuation effects, increased fromEUR 21,726.6 million at 31 December 2020 to EUR 22,203.4 million. The book value amounted to EUR 22,259.6 million due to foreign exchange movements and fair valuations/hedge accounting effects of EUR 153.7 million and EUR -97.4 million, respectively  Financial position  DEVELOPMENT OF LENDING OUTSTANDING DURING 2021EUR m                      24,000  22,000  20,000  18,000  Dec’20 Book value  Disb.  14  154  97  0  22,260  22,203  122     682  1,266  21,727  Amort.  Prepaym.  Impairm. Other  Jun’21 FXchanges  Other*  Jun’21 Book value        * Fair valuation of lending green bonds and hedging accounting.  8

LENDING HIGHLIGHTS

in EUR millions, unless otherwise specified	Jan-Jun* 2021	Jan-Jun* 2020	2020	2019	2018	2017
Loans agreed excluding green bond investments	586	3,449	5,632	3,186	4,269	3,665
Green bond investments	78	-	34	131	61	147
Total disbursements	1,266	2,836	4,853	2,676	4,047	3,147
Number of loans agreements in period	13	31	59	55	58	55
Number of green bond investments in period	8	-	4	9	3	9
Lending outstanding	22,260	20,478	21,727	18,931	19,065	17,232
Member countries	21,714	19,753	21,098	18,055	17,960	15,867
Non-member countries	702	882	798	996	1,222	1,504
Loan impairment provision	-157	-156	-169	-119	-117	-139

*Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statements

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region. All projects proposed for financing undergo an assessment of their potential impact on productivity and the environment of the member country area. This mission fulfilment is rated on a five-grade scale from "negative" to "excellent". In response to the Covid-19 pandemic, NIB provided "response loans" to alleviate the economic and social consequences of the crisis. These response loans are tracked separately and are not included in the standard mandate rating. During the first half of 2021, projects achieving a "good" or "excellent" mandate rating accounted for 98% of the total amount of loans disbursed excluding response loans which exceeded the target of 90%.

9 | Interim Financial Report

 FUNDINGBy the end of June, the Bank had raised EUR 4,854.9 million (January–June 2020: EUR 5,047.1 million) in new funding through 37 transactions in 9 currencies, with an average maturity of five years. NIB’s funding plan for 2021 is EUR 6.5-7.5 billion.  On 7 January, NIB priced a five-year GBP 600 million issue. The transaction was NIB's largest ever new sterling benchmark, with the final orderbook reaching over GBP 800 million.  On 13 January, the Bank issued its first global USD benchmark issue for the year. The five-year USD 1.25 billion benchmark transaction has a final maturity on 21 January 2026 and was met with strong support from investors.  On 25 March, NIB issued its first NIB Environmental Bond (NEB) for the year. The EUR 500 million transaction was an increase of a NEB due April 2027, bringing the new total outstanding to EUR 1 billion. With this re-opening, NIB's total environmental bond issuance surpassed EUR 5 billion.  On 6 May, NIB issued its inaugural USD 700 million five-year benchmark bond linked to the SOFR (Secured Overnight Financing Rate) index.  A full list of funding transactions can be found on our website at Funding Transactions.        DEBT DEVELOPMENT DURING 2021EUR m  34,000  32,000  28,000  26,000   24,000  22,000            Dec’20 New Issues Amort. Book value  3  575  385  32,084  31,894  10  30,00029,072  2,020  4,855  Call & Buy backs  Other  Jun’21 FX changes Val & HedgeAcc.  Jun’21 Book value        10

 In thousands of euro  NOTE  Jan-Jun 2021*  Jan-Jun 2020*  Jan-Dec 2020  Interest income from financial assets measured at amortised cost    99,867  142,913  254,355  Interest income from financial assets measured at fair value    3,233  12,794  18,160  Interest expense    -1,249  -56,494  -66,973  Net interest income  (1)  101,851  99,213  205,543  Commission income and fees received    3,745  6,081  12,485  Commission expense and fees paid    -1,098  -1,192  -3,145  Net fee and commission income    2,647  4,889  9,340  Net loss/profit on financial operations  (3)  -10,386  -24,912  58,810  Foreign exchange gains and losses    13  -332  183  Total operating income    94,125  78,858  273,876  Expenses          General administrative expenses          Personnel expenses    -15,653  -17,322  -31,327  Other administrative expenses    -6,580  -5,412  -13,563  Depreciation    -4,190  -3,318  -7,546  Total operating expenses    -26,423  -26,052  -52,437  Loss/profit before loan losses    67,701  52,806  221,439  Net loan losses  (4) (5)  14,791  -37,329  -56,744  Net loss/profit for the period    82,492  15,476  164,695  Other comprehensive income          Items that will not be reclassified to income statement          Fair value hedges - valuation of cross currency basis spread    -8,356  -20,632  9,120  Changes in own credit risk on liabilities recorded at fair value    1,521  3,573  -3,376  Total other comprehensive income    -6,835  -17,059  5,744            Total comprehensive loss/income    75,657  -1,582  170,439  11  Financial statements  Statement of comprehensive income  * Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statements The accompanying notes are an integral part of these financial statements.

 In thousands of euro  NOTE  30 Jun 2021*  30 Jun 2020*  31 Dec 2020  ASSETS          Cash and cash equivalents    2,633,953  3,755,065  2,270,386            Placements with credit institutions    3,988,069  1,588,105  1,968,836  Debt securities    7,988,134  7,744,850  7,912,255  Other    6,532  6,694  8,907  Financial placements, total    11,982,735  9,339,649  9,889,998  Loans outstanding  (6)  22,009,213  20,350,487  21,554,808  Intangible assets    9,891  13,485  12,018  Tangible assets, property and equipment    36,099  37,645  37,256            Derivatives    1,225,676  1,765,249  1,405,770  Other assets    193,179  300,754  19,614  Other assets, total    1,418,855  2,066,003  1,425,384  Accrued interest and fees receivable    227,836  240,337  232,197  TOTAL ASSETS    38,318,581  35,802,671  35,422,047  12  * Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statementsThe accompanying notes are an integral part of these financial statements.  Statement of financial position

 In thousands of euro  NOTE  30 Jun 2021*  30 Jun 2020*  31 Dec 2020  LIABILITIES AND EQUITY          Liabilities          Short-term amounts owed to credit institutions    708,453  1,192,236  723,795  Owed to credit institutions, total    708,453  1,192,236  723,795            Debts evidenced by certificates  (7)  32,084,082  29,617,465  29,071,696            Derivatives    1,051,061  1,074,627  1,362,269  Other liabilities    362,087  40,749  227,905  Other liabilities, total    1,413,149  1,115,376  1,590,174  Accrued interest and fees payable    176,480  188,853  175,620  Total liabilities    34,382,163  32,113,931  31,561,285            Equity    3,936,418  3,688,740  3,860,761            TOTAL LIABILITIES AND EQUITY    38,318,581  35,802,671  35,422,047  13  * Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statementsThe accompanying notes are an integral part of these financial statements.

Statement of changes in equity

In thousands of euro	PAID-IN CAPITAL	STATUTORY RESERVE	GENERAL CREDIT RISK FUND	SPECIAL CREDIT RISK FUND PIL	PROFIT AVAILABLE FOR APPROPRIATION	CHANGES IN OWN CREDIT RISK ON LIABILITIES RECORDED AT FAIR VALUE	HEDGING RESERVE	TOTAL
EQUITY AT 31 DECEMBER 2019	418,602	686,325	2,002,562	426,941	181,982	-	18,910	3,735,323
Profit for the period	-	-	-	-	15,476	-	-	15,476
Other comprehensive income	-	-	-	-	-	3,573	-20,632	-17,059
Total comprehensive income	0	0	0	0	15,476	3,573	-20,632	-1,582
Transactions with owners in their capacity as owners								
Appropriation of profit	-	-	136,982	-	-136,982	-	-	0
Dividends	-	-	-	-	-45,000	-	-	-45,000
EQUITY AT 30 JUNE 2020	418,602	686,325	2,139,544	426,941	15,476	3,573	-1,722	3,688,740
Profit for the period	-	-	-	-	149,219	-	-	149,219
Other comprehensive income	-	-	-	-	-	-6,949	29,752	22,803
Total comprehensive income	0	0	0	0	149,219	-6,949	29,752	172,022
Transactions with owners in their capacity as owners								
Change in Statutes	426,941	-	-	-426,941	-	-	-	*0*
EQUITY AT 31 DECEMBER 2020	845,543	686,325	2,139,544	0	164,695	-3,376	28,030	3,860,761
Profit for the period	-	-	-	-	82,492	-	-	82,492
Other comprehensive income	-	-	-	-	-	1,521	-8,356	-6,835
Total comprehensive income	0	0	0	0	82,492	1,521	-8,356	75,657
Transactions with owners in their capacity as owners								
Appropriation of profit	-	150,559	14,136	-	-164,695	-	-	0
EQUITY AT 30 JUNE 2021	845,543	836,884	2,153,680	0	82,492	-1,855	19,674	3,936,418

The accompanying notes are an integral part of these financial statements.

14 | Interim Financial Report

Cash flow statement

In thousands of euro	Jan-Jun 2021*	Jan-Jun 2020*	Jan-Dec 2020
Cash flows from operating activities			
Net loss/profit for the period	82,492	15,476	164,695
Adjustments:			
Unrealised gains/losses of financial assets and liabilities held at fair value	1,923	29,093	-12,900
ECL non-lending activities	-240	253	301
Depreciation and write-down in value of tangible and intangible assets	4,190	3,318	7,546
Change in accrued interest and fees (assets)	6,464	34,488	42,646
Change in accrued interest and fees (liabilities)	-1,305	-33,320	-46,184
Net loan losses (ECL lending activities)	-14,791	37,329	56,744
Adjustment to hedge accounting	12,361	-2,036	-51,157
Other adjustments to the period´s profit	664	2,187	3,023
Adjustments, total	9,266	71,313	18
Lending			
Disbursements of loans	-1,188,037	-2,836,334	-4,818,897
Repayments of loans	803,858	927,783	1,867,353
Capitalisations, redenominations, index adjustments, etc.	141	615	430
Lending, total	-384,038	-1,907,936	-2,951,115
Cash flows from operating activities, total	-292,280	-1,821,147	-2,786,402
Cash flows from investing activities			
Placements and debt securities			
Purchase of debt securities	-1,012,796	-1,810,887	-1,090,285
Sold and/or matured debt securities	774,782	1,114,019	786,599
Placements with credit institutions	-1,999,874	2,002,039	1,335,090
Other financial placements	-19	-	5,379
Placements and debt securities, total	-2,237,908	1,305,170	1,036,783

*Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statements

The accompanying notes are an integral part of these financial statements.

15 | Interim Financial Report

In thousands of euro	Jan-Jun 2021*	Jan-Jun 2020*	Jan-Dec 2020
Other items			
Acquisition of intangible assets	-674	-3,644	-4,872
Acquisition of tangible assets	-231	-3,153	-4,296
Change in other assets	-31,600	-64,243	1,684
Other items, total	**-32,505**	**-71,040**	**-7,484**
Cash flows from investing activities, total	**-2,270,413**	**1,234,130**	**1,029,299**
Cash flows from financing activities			
Debts evidenced by certificates			
Issues of new debt	4,728,674	4,819,115	7,540,409
Redemptions	-2,034,024	-1,965,553	-4,142,020
Debts evidenced by certificates, total	**2,694,650**	**2,853,563**	**3,398,389**
Other items			
Long-term placements from credit institutions		-8,435	-8,435
Change in swap receivables excluding fair value changes	2,284	-11,455	-274,019
Change in swap payables excluding fair value changes	12,825	100,796	-248,028
Change in other liabilities	227,344	-1,823	-3,808
Dividend paid	-	-45,000	-45,000
Other items, total	**242,453**	**34,084**	**-579,290**
Cash flows from financing activities, total	**2,937,103**	**2,887,646**	**2,819,099**
CHANGE IN CASH AND CASH EQUIVALENTS, NET	**374,410**	**2,300,630**	**1,061,996**
Opening balance for cash and cash equivalents, net	**1,546,591**	**471,700**	**471,700**
Exchange rate adjustments	4,500	-209,501	12,895
Closing balance for cash and cash equivalents, net	**1,925,500**	**2,562,829**	**1,546,591**
Additional information to the statement of cash flows			
Interest income received	107,461	190,196	315,144
Interest expense paid	-390	-89,446	-113,157

*Unaudited figures, to be read in conjunction with NIB's 2020 audited financial statements

The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

16 | Interim Financial Report

 Note 1: Segment information  17  In thousands of euro  LENDING  ASSET ANDLIABILITY MANAGEMENT  PORTFOLIO MANAGEMENT  TREASURY TOTAL  TOTAL  Net interest income  80,926  12,033  8,892  20,925  101,851  Commission income and fees received  3,683  62  0  62  3,745  Commission expense and fees paid  -25  -1,067  -7  -1,074  -1,098  Net profit on financial operations  2,334  -18,567  5,846  -12,721  -10,386  Foreign exchange gains and losses  0  13  0  13  13  Operating expenses  -17,294  -6,391  -2,739  -9,130  -26,423  Net loan losses  14,791  -  -  0  14,791  Profit for period ended 30 June 2021  84,415  -13,916  11,992  -1,924  82,492  Notes to the interim financial statements

 In thousands of euro  LENDING  ASSET AND LIABILITY MANAGEMENT  PORTFOLIO MANAGEMENT  TREASURY TOTAL  TOTAL  Net interest income  76,472  10,600  12,141  22,741  99,213  Commission income and fees received  5,990  91  -  91  6,081  Commission expense and fees paid  -35  -945  -213  -1,158  -1,192  Net profit on financial operations  -5,149  -7,630  -12,133  -19,763  -24,912  Foreign exchange gains and losses  -  -332  -  -332  -332  Operating Expenses  -16,834  -6,453  -2,765  -9,218  -26,052  Net loan losses  -37,329  -  -  -  -37,329  Profit for period ended 30 June 2020  23,115  -4,669  -2,970  -7,638  15,476  18  In thousands of euro  LENDING  ASSET AND LIABILITY MANAGEMENT  PORTFOLIO MANAGEMENT  TREASURY TOTAL  TOTAL  Net interest income  155,362  27,068  23,113  50,181  205,543  Commission income and fees received  12,338  147  -  147  12,485  Commission expense and fees paid  -130  -2,790  -225  -3,015  -3,145  Net profit on financial operations  2,492  47,621  8,698  56,319  58,810  Foreign exchange gains and losses  -  183  -  183  183  Operating expenses  -33,477  -13,273  -5,688  -18,960  -52,437  Net loan losses  -56,744  -  -  -  -56,744  Profit for year ended 31 December 2020  79,840  58,957  25,897  84,855  164,695

 Note 2: Net interest income  19  In thousands of euro  Jan-Jun2021  Jan-Jun2020  Jan-Dec2020  Cash and cash equivalents  -9,722  -6,894  -10,735  Placements with credit institutions  -6,153  -5,245  -14,505  Debt securities  17,263  28,507  47,747  Loans outstanding  101,492  139,312  249,853  Other interest income  220  27  155  Total, interest income  103,100  155,707  272,515  Of which, interest income from financial assets measured at amortised cost  99,867  142,913  254,355  Short-term amounts owed to credit institutions  3,252  2,780  4,999  Long-term amounts owed to credit institutions  -  21  21  Short-term repurchase agreements  -  5  25  Debts evidenced by certificates  -181,451  -239,616  -448,733  Swap contracts and other interest expenses, net  176,949  180,315  376,714  Total, interest expense  -1,249  -56,494  -66,973  Of which, interest expense from financial liabilities measured at amortised cost  -9,893  -100,647  -121,316  Net interest income  101,851  99,213  205,543  Note 3: Net loss/profit on financial operations  In thousands of euro  Jan-Jun2021  Jan-Jun2020  Jan-Dec2020  Financial instruments held at fair value, realised gains and losses  3,529  685  -4,985  Financial instruments held at fair value, unrealised gains and losses  -1,810  -27,345  12,959  Financial instruments held at amortised cost, realised gains and losses  17  -36  -21  Expected credit loss on financial placements  240  -253  -301  Adjustment to hedge accounting, unrealised gains and losses of fair value hedges  -12,361  2,036  51,157  Net loss/profit on financial operations  -10,386  -24,912  58,810

Note 4: Expected credit loss

In thousands of euro	STAGE 1	STAGE 2	STAGE 3	TOTAL
Balance at 31 December 2019	28,575	13,682	80,031	122,287
Transfer to Stage 1	47	-47	-	0
Transfer to Stage 2	-5,038	5,038	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	3,935	504	-	4,439
Amortisations and repayments	-1,577	-1,050	-	-2,627
Impact of remeasurment on existing assets	6,507	29,560	-296	35,770
Foreign exchange adjustments and other changes	-	-	266	266
Net change income statement	3,874	34,004	-30	37,848
Balance at 30 June 2020	32,449	47,687	80,000	160,136
Transfer to Stage 1	-47	47	-	0
Transfer to Stage 2	-174	174	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	4,547	620	-	5,168
Amortisations and repayments	-2,395	-1,137	-	-3,532
Impact of remeasurment on existing assets	17,368	922	-463	17,827
Foreign exchange adjustments and other changes	-	-	-6,992	-6,992
Net change income statement	19,298	627	-7,455	12,471
Balance at 31 December 2020	51,747	48,314	72,545	172,606
Transfer to Stage 1	1,572	-1,572	-	0
Transfer to Stage 2	-139	139	-	0
Transfer to Stage 3	-	-	-	0
New assets originated or disbursed	1,434	357	-	1,791
Amortisations and repayments	-1,008	-1,071		-2,079
Impact of remeasurment on existing assets	-14,986	477	-233	-14,742
Foreign exchange adjustments and other changes	-	-	2,297	2,297
Net change income statement	-13,127	-1,671	2,065	-12,733
Balance at 30 June 2021	38,620	46,643	74,610	159,873

ECL - STATEMENT OF FINANCIAL POSITION

In thousands of euro	30 Jun 2021	30 Jun 2020	31 Dec 2020
Loans outstanding	157,118	156,254	169,105
Other receivables	1,735	1,844	1,682
Commitments (recorded in other liabilities)	668	1,494	1,228
Financial placements	352	544	592
Total	159,873	160,136	172,606

ECL - STATEMENT OF COMPREHENSIVE INCOME

In thousands of euro	Jan-Jun 2021	Jul-Dec 2020	Jan-Jun 2020
Net result on financial operations (Note 3)	240	-48	-253
Net loan losses (Note 5)	14,791	-19,415	-37,329
Foreign exchange gains and losses	-2,297	6,992	-266
Total recognised in income statement	12,733	-12,471	-37,848

Note 5: Net loan losses

In thousands of euro	Jan-Jun 2021	Jan-Jun 2020	Jan-Dec 2020
Change in expected credit loss on performing loans	14,558	-37,625	-57,504
Change in expected credit loss on non-performing loans	233	296	759
Decrease of provisions to cover realised loan losses	-	-	-
Realised loan losses	-	-	-
Net loan losses	14,791	-37,329	-56,744

There were no realised losses for the periods Jan-Jun 2021, Jan-Jun 2020 or Jan-Dec 2020.

20 | Interim Financial Report

Note 6: Lending outstanding

In thousands of euro	Jan-Jun 2021	Jul-Dec 2020	Jan-Jun 2020
Opening Balance	**21,726,644**	**20,478,477**	**18,931,294**
Disbursements	1,266,429	2,016,494	2,836,334
Amortisations	-681,933	-720,044	-737,096
Prepayments	-121,925	-219,526	-190,686
Changes in expected credit losses	14,230	-19,680	-36,830
Foreign exchange movements	153,670	219,334	-402,975
Fair value adjustments	332	4,603	-1,430
Hedge accounting adjustments	-97,743	-33,205	80,474
Other	-117	193	-608
Closing balance	**22,259,588**	**21,726,644**	**20,478,477**
Loans outstanding	22,009,213	21,554,808	20,350,487
Labelled bonds and CPs	250,375	171,836	127,990
Total Lending	**22,259,588**	**21,726,644**	**20,478,477**

NIB has allocated EUR 500 million to be invested in labelled bonds comprising of green bonds, social bonds, sustainability bonds and sustainability-linked bonds issued by companies or municipalities in the Bank's member countries. The investments are used to finance environmentally sustainable projects that can contribute to mitigating climate change and achieve positive social outcomes in the Nordic-Baltic region. During 2021, the Bank joined the European Bank for Reconstruction and Development (EBRD) and the central banks of Estonia (Eesti Pank), Latvia (Latvijas Banka) and Lithuania (Lietuvos Bankas) in a joint effort to develop a regional market for commercial papers. In March, the Bank invested in a Lithuanian commercial paper issuance.

Note 7: Debts evidenced by certificates

In thousands of euro	Jan-Jun 2021	Jul-Dec 2020	Jan-Jun 2020
Opening Balance	**29,071,696**	**29,617,465**	**26,673,647**
New debt issues	4,854,884	2,493,269	5,047,140
Amortisations	-2,019,914	-2,176,843	-1,802,812
Calls and buy backs	-9,786	0	-163,544
Foreign exchange movements	574,776	-638,603	-686,189
Fair value adjustments	494	-1,697	3,189
Hedge accounting adjustments	-385,041	-222,270	545,231
Other	-3,027	375	803
Closing balance	**32,084,082**	**29,071,696**	**29,617,465**

21 | Interim Financial Report

Note 8: Classification of financial instruments

In thousands of euro	AMORTISED COST (AC)	FAIR VALUE THROUGH PROFIT OR LOSS (FVTPL)	DERIVATIVES FOR HEDGING	TOTAL
Financial assets				
Cash and cash equivalents	1,353,320	1,280,633	-	2,633,953
Financial placements with credit institutions	8,217	3,979,851	-	3,988,069
Debt securities	1,794,003	6,194,131	-	7,988,134
Other financial placements		6,532	-	6,532
Loans outstanding	21,995,473	13,740	-	22,009,213
Derivatives		435,224	790,452	1,225,676
Total 30 June 2021	**25,151,014**	**11,910,112**	**790,452**	**37,851,577**
Financial liabilities				
Short-term amounts owed to credit institutions	708,453	-	-	708,453
Debt securities issued	31,614,655	469,427	-	32,084,082
Derivatives	-	318,728	732,333	1,051,061
Total 30 June 2021	**32,323,108**	**788,155**	**732,333**	**33,843,596**

In thousands of euro	AMORTISED COST (AC)	FAIR VALUE THROUGH PROFIT OR LOSS (FVTPL)	DERIVATIVES FOR HEDGING	TOTAL
Financial assets				
Cash and cash equivalents	1,159,607	2,595,458	-	3,755,065
Financial placements with credit institutions	9,021	1,579,084	-	1,588,105
Debt securities	2,121,079	5,623,770	-	7,744,850
Other financial placements	-	6,694	-	6,694
Loans outstanding	20,333,444	17,043	-	20,350,487
Derivatives	-	777,560	987,689	1,765,249
Total 30 June 2020	**23,623,151**	**10,599,609**	**987,689**	**35,210,449**
Financial liabilities				
Short-term amounts owed to credit institutions	1,192,236	-	-	1,192,236
Debt securities issued	29,151,296	466,169	-	29,617,465
Derivatives	-	179,490	895,138	1,074,627
Total 30 June 2020	**30,343,532**	**645,659**	**895,138**	**31,884,328**

22 | Interim Financial Report

 In thousands of euro  AMORTISED COST(AC)  FAIR VALUE THROUGH PROFIT OR LOSS (FVTPL)  DERIVATIVES FOR HEDGING  TOTAL  Financial assets          Cash and cash equivalents  1,371,960  898,426  -  2,270,386  Financial placements with credit institutions  7,468  1,961,368  -  1,968,836  Debt securities  1,880,420  6,031,836  -  7,912,255  Other financial placements  -  8,907  -  8,907  Loans outstanding  21,540,033  14,775  -  21,554,808  Derivatives  -  451,404  954,366  1,405,770  Total 31 Dec 2020  24,799,881  9,366,715  954,366  35,120,962            Financial liabilities          Short-term amounts owed to credit institutions  723,795  -  -  723,795  Debt securities issued  28,612,658  459,038  -  29,071,696  Derivatives  -  651,062  711,207  1,362,269  Total 31 Dec 2020  29,336,453  1,110,100  711,207  31,157,760  23

 Note 9: Fair value of financial assets and liabilities  24  30 Jun 2021      30 Jun 2020    31 Dec 2020    In thousands of euro  CARRYING AMOUNT  FAIR VALUE  CARRYING AMOUNT  FAIR VALUE  CARRYING AMOUNT  FAIR VALUE  Financial assets              Cash and cash equivalents  2,633,953  2,633,953  3,755,065  3,755,065  2,270,386  2,270,386  Financial placements with credit institutions  3,988,069  3,988,069  1,588,105  1,588,105  1,968,836  1,968,836  Debt securities  7,988,134  8,026,013  7,744,850  7,806,357  7,912,255  7,976,000  Other financial placements  6,532  6,532  6,694  6,694  8,907  8,907  Loans outstanding  22,009,213  22,297,076  20,350,487  20,193,414  21,554,808  21,848,432  Derivatives  1,225,676  1,225,676  1,765,249  1,765,249  1,405,770  1,405,770  Total  37,851,577  38,177,318  35,210,449  35,114,884  35,120,962  35,478,331                Financial liabilities              Short-term amounts owed to credit institutions  708,453  708,453  1,192,236  1,192,236  723,795  723,795  Debt securities issued  32,084,082  32,126,072  29,617,465  29,519,935  29,071,696  29,136,915  Derivatives  1,051,061  1,051,061  1,074,627  1,074,627  1,362,269  1,362,269  Total  33,843,596  33,885,586  31,884,328  31,786,799  31,157,760  31,222,979

 LEVEL OF FAIR VALUE MEASUREMENT FOR FINANCIAL INSTRUMENTS  25      30 Jun 2021      30 Jun 2020      31 Dec 2020    In thousands of euro  LEVEL 1  LEVEL 2  LEVEL 3  LEVEL 1  LEVEL 2  LEVEL 3  LEVEL 1  LEVEL 2  LEVEL 3  Financial assets                    Cash and cash equivalents  2,633,953  -  -  3,755,065  -  -  2,270,386  -  -  Financial placements with credit institutions  -  3,988,069  -  -  1,588,105  -  -  1,968,836  -  Debt securities  8,011,686  -  14,327  7,788,082  -  18,276  7,959,232  -  16,561  Other financial placements  -  -  6,532  -  -  6,694  -  -  8,907  Loans outstanding  -  22,283,333  13,744  -  20,176,369  17,045  -  21,833,655  14,777  Derivatives  -  1,167,118  58,558  -  1,691,451  73,797  -  1,337,118  68,652  Total  10,645,639  27,438,519  93,161  11,543,147  23,455,925  115,812  10,229,825  25,139,609  108,896                      Financial liabilities                    Short-term amounts owed to credit institutions  -  708,453  -  -  1,192,236  -  -  723,795  -  Debt evidenced by certificates  -  31,438,516  687,556  -  28,642,520  877,415  -  28,452,300  684,615  Derivatives  -  735,021  316,040  -  762,108  312,519  -  1,081,117  281,153  Total  0  32,881,990  1,003,596  0  30,596,865  1,189,934  0  30,257,211  965,768

CHANGES IN FAIR VALUES CATEGORISED AT LEVEL 3

In thousands of euro	Financial assets					Financial liabilities		
	DEBT SECURITIES HELD AT FAIR VALUE	OTHER FINANCIAL PLACEMENTS HELD AT FAIR VALUE	LOANS OUTSTANDING	DERIVATIVE ASSETS	LEVEL 3, TOTAL ASSETS	DEBT EVIDENCED BY CERITIFICATES	DERIVATIVE LIABILITIES	LEVEL 3, TOTAL LIABILITIES
31 December 2019	**20,521**	**7,585**	**27,237**	**64,025**	**119,368**	**1,200,200**	**293,664**	**1,493,865**
New trades	-	-	-	-	0	43,407	-	43,407
Matured, buy backs and calls	-	-	-	-	0	-254,159	-62,950	-317,109
Amortisation	-1,346	-	-2,527	-4,098	-7,970	-	-13,946	-13,946
Capitalisations	-	-	-	1,646	1,646	-	-	0
Inflation adjustments	-	-	662	-4,117	-3,455	4,117	662	4,779
Changes in fair values	-900	-891	-122	-8,840	-10,753	6,762	-	6,762
Exchange rate adjustments	-	-	-8,204	25,181	16,977	-122,912	95,090	-27,822
30 June 2020	**18,276**	**6,694**	**17,045**	**73,797**	**115,812**	**877,415**	**312,519**	**1,189,934**
Financial instruments reclassified to level 3	-	-	-	-	-	-	31,887	31,887
New trades	-	-	-	874	874	57,647	635	58,281
Matured, buy backs and calls	-	-5,379	-	-10,470	-15,849	-213,815	-51,745	-265,561
Amortisation	-1,189	-	-2,088	-10,466	-13,743	-	419	419
Capitalisations	-	-	-	31,873	31,873	-	34,746	34,746
Inflation adjustments	-	-	1,339	7,836	9,175	1,603	-662	941
Changes in fair values	-526	7,592	675	10,371	18,112	-8,646	-770	-9,415
Exchange rate adjustments	-	-	-2,194	-35,163	-37,357	-29,588	-45,876	-75,465
31 December 2020	**16,561**	**8,907**	**14,777**	**68,652**	**108,896**	**684,615**	**281,153**	**965,768**
New trades	-	19	-	-	19	50,732	657	51,389
Matured, buy backs and calls	-	-	-	-	0	-28,089	-6,901	-34,990
Amortisation	-2,468	-	-2,034	-10,743	-15,245	-	-	0
Capitalisations	-	-	-	-	0	-	11,404	11,404
Inflation adjustments	-	-	1,245	-1,298	-52	1,298	-1,245	52
Changes in fair values	235	-2,394	265	163	-1,731	-2,015	226	-1,788
Exchange rate adjustments	-	-	-510	1,784	1,274	-18,985	30,746	11,761
30 June 2021	**14,327**	**6,532**	**13,744**	**58,558**	**93,161**	**687,556**	**316,040**	**1,003,596**

26 | Interim Financial Report

 Note 10: Basis of preparationThese interim financial statements are presented in accordance with IAS 34 “Interim Financial Reporting”. The accounting policies and methods of computation are the same as described in Note 1 of NIB’s Financial Report 2020.  27  There have been no material changes in relation to transactions with related parties compared to those described in Note 25 "Related party disclosures" in the 2020 IFRS financial statements.Note 11: Post balance sheet eventsKim Skov Jensen (Denmark) has been appointed Chief Financial Officer, Vice-President and Head of Treasury & Finance at NIB. He will be a member of the Executive Committee and responsible for the Bank’s financial planning, reporting and accounting, balance sheet management, treasury activities, relationships with financial institutions and investors. Mr Skov Jensen will take up his appointment by 1 November 2021 at the latest. Kim Skov Jensen has a longstanding career at Nordea. Currently he holds a position as Head of Markets & Treasury Financial Control in Nordea’s Group Finance. Over the years, he has held several senior leadership positions in Nordea’s Group Treasury and brings solid experience from commercial banking in the financial services industryRATIO DEFINITIONS  Equity/total assets =   Total equity at reporting date     Total assets at reporting date  Profit/average equity =  Annualised profit for the period    Average equity for the period  Cost/income =   Total operating expenses for the period     Total operating income for the period

HELSINKI, 26 AUGUST 2021

Esther Finnbogadóttir
(Chair of the Board)

Julie Sonne

Madis Üürike

Pekka Morén

Līga Kļaviņa

Jurgita Uzielienė

Ole Hovland
(Deputy Chair of the Board)

Karolina Ekholm

André Küüsvek
(President & CEO)

28 | Interim Financial Report

Review Opinion  29  To the Board of Directors of Nordic Investment Bank  INTRODUCTIONWe have reviewed the interim financial report of Nordic Investment Bank consisting of statement of financial position as of June 30, 2021 and the related statements of comprehensive income, changes in equity and cash flows for the six-month period then ended, and a summary of significant accounting policies and other explanatory notes.  Management is responsible for the preparation and fair presentation of this interim financial report in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial report based on our review.  SCOPE OF REVIEWWe conducted our review in accordance with International Standard on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity.” A review of the interim financial report consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with International Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.  CONCLUSIONBased on our review, nothing has come to our attention that causes us to believe that the accompanying interim financial report does not present fairly, in all material respects, the financial position of the entity as at June 30, 2021, and of its financial performance and its cash flows for the six-month period then ended in accordance with IAS 34.  Helsinki, 26 August 2021  Ernst & Young Oy Authorized Public Accountant Firm  Ernst & Young AB Authorized Public Accountant Firm  Terhi Mäkinen Authorized Public Accountant  Mona Alfredsson Authorized Public Accountant  Report on Review of Interim Financial Report